EXHIBIT 99.1


[BIOSOURCE LOGO]                                   CONTACT:
                                                   Charles Best
                                                   Chief Financial Officer
                                                   BioSource International, Inc.
                                                    chuckb@biosource.com
                                                    (805) 383-5249


BIOSOURCE INTERNATIONAL, INC. ANNOUNCES RECORD SALES OF $9.8M AND DILUTED EPS OF $.03 IN 1ST QUARTER 2002 BEFORE FAS 142 ADJUSTMENT

CAMARILLO, CALIF.  -APRIL 23, 2002

BioSource International, Inc. (NASDAQ:BIOI), announced today its operating results for the quarter ended March 31, 2002.

Net sales for the quarter ended March 31, 2002 were a record $9.8 million, an increase of $1.1 million, or 13%, (14% after eliminating the $127,000 negative impact of foreign exchange) compared to net sales for the quarter ended March 31, 2001. For the three months ended March 31, 2002, the Company achieved net sales growth in North America of 21% as compared to the three months ended March 31, 2001. European sales for the three months ended March 31, 2002 increased 2% (8% in local currency), as compared to the comparable prior year period. Sales in Japan and the rest of the world increased 1%, for the three months ended March 31, 2002 as compared to the three months ended March 31, 2001.

Net income per fully diluted share for the three months ended March 31, 2002, excluding goodwill amortization was $531,000 or $.05 per share compared to $224,000 or $.02 per share for the three months ended March 31, 2001.

Net income  before the effects of  implementing  Financial  Accounting  Standard
(FAS) 142 for the three months ended March 31, 2002 was $371,000 or $.03 per diluted share compared to a net loss ($50,000) or ($.00) per diluted share for the three months ended March 31, 2001.

Gross profit margin for the three months ended March 31, 2002 was 57%, an increase from 54% for the three months ended March 31, 2001. The gross profit margin was higher for the quarter ended March 31, 2002 in part because of increased productivity resulting from higher demand of certain custom products, but continued to be negatively impacted by increased raw material costs.


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Selling, marketing and administrative expenses were $3.7 million for each of the three months ended March 31, 2002 and 2001. As a percentage of sales, selling, marketing and administrative expenses represented 38% and 43% for the three months ended March 31, 2002 and 2001, respectively. In the quarter ended March 31, 2002, our investment in personnel and marketing programs increased $495,000 from the comparable prior year period. These increased costs were offset by $495,000 of legal fees and a non-cash stock compensation charge incurred in the quarter ended March 31, 2001 that was not incurred in the current quarter.

Research and development expense for the three months ended March 31, 2002 and 2001 were $1,293,000 and $954,000, respectively. As a percentage of sales, research and development expenses were 13% and 11% for the three months ended March 31, 2002 and 2001 respectively. The increase in expenses for the three months ended March 31, 2002 when compared to the comparable prior year period reflects the Company's previously announced strategy of increasing R & D spending with the goal of producing more new, novel and proprietary products.

The effective tax rate for the three months ending March 31, 2002 was 22% and the income tax benefit for the three months ended March 31, 2001 was $22,000. The Company has benefited from R & D and other tax credits which when applied to the lower income for the periods presented results in a lower effective tax rate for the three months ended March 31, 2002 and an income tax benefit for the three months ended March 31, 2001.

The Company recognized a non-cash charge, net of applicable income taxes, of $2,870,000 representing the cumulative effect of a change in accounting principle resulting from the implementation of FAS 142, Accounting for Goodwill and Other Intangible Assets. This charge is shown below net income as a cumulative effect of a change in accounting principle. With this non-cash charge, the Company recorded a net loss available to common shareholders of ($2,499,000) or $(.23) per diluted share for the quarter ended March 31, 2002. The effect of the implementation of FAS 142 reduced amortization of intangibles on the condensed consolidated statement of operations from $275,000 for the quarter ended March 31, 2001 to $160,000 for the quarter ended March 31, 2002.

"In the first quarter we aggressively moved forward with our previously announced intention to increase R & D output" stated Len Hendrickson, President and Chief Executive Officer of BioSource. "This program is on track. We are particularly pleased with the first quarter's performance in that we expect the benefits of the R&D program to be realized later this year and in 2003. While we introduced an increased number of new products in the first quarter, we expect the sales increases from those products to show in future quarters. We are optimistic about these products and are particularly enthusiastic about some of the products just now being introduced such as our p38 ELISA kit launched three weeks ago."

"Sales  were  $9.8  million,  an  increase  of 13%  over Q1 of  2001,"  said Mr.
Hendrickson. "We are pleased with these results and are comfortable with our projections for operating performance. I want to reiterate that our goal is to create a sustainable higher long-term growth rate, improved profitability for the Company and to increase shareholder value. With this quarter we have


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started on this path. I want to thank all the BioSource  employees worldwide for their efforts this past quarter and we look forward to further progress at BioSource."

The Company will conduct a conference call today at 10:00 A.M. pacific time. All interested parties may call (212) 346-7491, reservation number 20487872 to participate in the call.

                                   ##########

BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2002 AND 2001
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                           2002           2001
                                                        --------       --------

Net sales ........................................      $  9,781          8,657
Cost of sales ....................................         4,196          3,957
                                                        --------       --------
    Gross profit .................................         5,585          4,700

Operating expenses:
    Research and development .....................         1,293            954
    Sales and marketing ..........................         2,266          1,922
    General and administrative ...................         1,460          1,807
    Amortization of intangibles ..................           160            275
                                                        --------       --------
         Total operating expenses ................         5,179          4,958
                                                        --------       --------
Operating income  (loss) .........................           406           (258)

Interest income (expense), net ...................            40            137
Other income (expense), net ......................            30             49
                                                        --------       --------
Income (loss) before income tax expense
    (benefit) ....................................           476            (72)
Income tax expense (benefit) .....................           105            (22)
                                                        --------       --------
        Net income (loss) before cumulative
          effect of accounting change ............           371            (50)
Cumulative effect of accounting change (net
     of applicable income taxes of $1,759) .......        (2,870)          --
                                                        --------       --------
Net loss available to common shareholders ........      $ (2,499)           (50)
                                                        ========       ========

Net income (loss) per share before accounting
     change:
     Basic .......................................      $   0.04          (0.00)
                                                        ========       ========
     Diluted .....................................      $   0.03          (0.00)
                                                        ========       ========

Net income (loss) per share after accounting
     change:
     Basic .......................................      $  (0.25)         (0.00)
                                                        ========       ========
     Diluted .....................................      $  (0.23)         (0.00)
                                                        ========       ========

Shares used to compute net income (loss):
    Basic ........................................        10,190         10,352
                                                        ========       ========
    Diluted ......................................        10,757         10,352
                                                        ========       ========


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                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except for per share data)
                                   (Unaudited)

                                                        MARCH 31,   DECEMBER 31,
                                                          2002           2001
                                                        --------       --------
            ASSETS
Current assets:
   Cash and cash equivalents .....................      $  6,340          9,471
   Accounts receivable, less allowance for
     doubtful accounts of $249 at March 31,
     2002 and $261 at December 31, 2001 ..........         6,543          6,184
   Inventories, net ..............................         7,313          7,184
   Prepaid expenses and other current assets .....           529            540
   Deferred income taxes .........................         1,584          1,584
                                                        --------       --------
                     Total current assets ........        22,309         24,963

Property and equipment, net ......................         5,645          5,408
Intangible assets net of accumulated
   amortization of $2,174 at March 31, 2002
   and $3,377 at December 31, 2001 ...............         6,864         11,653
Other assets .....................................           560            491
Deferred tax assets ..............................         9,085          7,326
                                                        --------       --------
                                                        $ 44,463         49,841
                                                        ========       ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ..............................      $  2,849          2,416
   Accrued expenses ..............................         2,365          2,707
   Deferred revenue ..............................           371            404
   Income tax payable ............................           540            436
                                                        --------       --------
                     Total current liabilities ...         6,125          5,963
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value. Authorized
   20,000,000 shares: issued 10,461,363 and
   outstanding 9,832,539 shares at March 31,
   2002; issued 10,449,817 shares and outstanding
   10,353,817 shares at December 31, 2001 ........            10             10
Additional paid-in capital .......................        45,723         48,761
Accumulated deficit ..............................        (4,829)        (2,330)
Accumulated other comprehensive loss .............        (2,566)        (2,563)
                                                        --------       --------
                     Net stockholders' equity ....        38,338         43,878
                                                        --------       --------
                                                        $ 44,463         49,841
                                                        ========       ========


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